Exhibit 10.19.1

Compensatory Arrangements with Executive Officers

Compensation for executives at TECO Energy, Inc. (the “Corporation”) consists of several components. Included among these are base salary and an annual incentive award program.

Base salary information for named executive officers for 2008 is set forth in the table below.

The Corporation’s annual incentive plan, last amended in November 2007, is included as Exhibit 10.4 to the Corporation’s Annual Report on Form 10-K to which this document is an exhibit (the “Report”). The 2008 target award percentages for awards under the annual incentive plan for the named executive officers are set forth in the table below.

Compensatory arrangements relating to other aspects of the Corporation’s executive compensation program are included as exhibits to the Report.

Named Executive Officer Salary and Target Award Percentage Information for 2008

Name	Title	Salary	Target Award %

Sherrill W. Hudson	Chairman and CEO	$826,189	80%
John B. Ramil	President and Chief Operating Officer	$534,000	70%
Gordon L. Gillette	Executive Vice President and Chief Financial Officer	$455,500	60%
Charles R. Black	President of Tampa Electric	$368,460	55%
William N. Cantrell	President of Peoples Gas System	$313,000	40%

* Mr. Hudson’s 2008 salary consists of $301,189 in cash and TECO Energy restricted shares valued at $525,000, with the restrictions lapsing in four quarterly installments. Mr. Hudson also receives a monthly housing and travel allowance of $5,000, in recognition of his retaining his primary residence in Miami.